EXHIBIT 10.4

Änderung zum Vorstandsanstellungsvertrag	Amendment to Management Board Member’s Service Agreement
Zwischen

der Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden Herrn Dr. Alexander Dibelius

- im Folgenden „Gesellschaft“ genannt -
und

Herrn Dr. Jürgen Wunram, wohnhaft Am Heiddamm 21, 28355 Bremen.

Between

Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the supervisory board, in turn represented by its chairman, Dr. Alexander Dibelius

- hereinafter referred to as “Company” -
and

Dr. Jürgen Wunram, residing in Am Heiddamm 21, 28355 Bremen.

Präambel	Preamble
Herr Dr. Jürgen Wunram ist durch Beschluss des Aufsichtsrats der Diebold Nixdorf AG vom 14.12.2006 für die Zeit vom 01.03.2007 bis zum 28.02.2019 zum ordentlichen Mitglied des Vorstandes der Gesellschaft bestellt worden. Die Gesellschaft und Herr Dr. Wunram haben einen Vorstandsanstellungsvertrag am 15.12.2006 abgeschlossen. Durch Beschluss des Aufsichtsrats vom 27.04.2010 wurde der Vertrag ersetzt. Durch Beschluss des Aufsichtsrats vom 27.07.2011 ist Herr Dr. Wunram erneut für die Zeit vom 01.03.2012 bis zum 28.02.2017 und durch Beschluss des Aufsichtsrats vom 03.03.2016 erneut für die Zeit vom 01.03.2016 bis zum 28.02.2019 zum ordentlichen Mitglied des Vorstandes der Gesellschaft bestellt worden. Durch Beschluss des Aufsichtsrats vom 15.02.2017 wurde Herr Dr. Wunram mit Wirkung zum 01.04.2017 zum Vorsitzenden des Vorstands bestellt.

By resolution of the Supervisory Board of Diebold Nixdorf AG dated December 14, 2006, Dr. Jürgen Wunram was appointed as regular member of the Management Board (Vorstand) of the Company for a term commencing on March 1, 2007 and ending on February 28, 2012. On December 15, 2006, the Company and Dr. Wunram entered into a Management Board Member’s Service Agreement. By resolution of the Supervisory Board dated April 27, 2010, this agreement was replaced. By resolution of the Supervisory Board dated July 27, 2011, Dr. Wunram was appointed again as regular member of the Management Board of the Company for a term commencing on March 1, 2012 and ending on February 28, 2017, and by resolution of the Supervisory Board dated March 3, 2016, again for a term commencing on March 1, 2016 and ending on February 28, 2019. By resolution as of February 15, 2017, the Supervisory Board has appointed Dr. Wunram as chairman of the Management Board effective on April 1, 2017.

§ 1 Aufgabenbereich und Pflichten	§ 1 Responsibilities and Duties
Herr Dr. Wunram übernimmt die Position des Vorsitzenden des Vorstands und ist gemeinsam mit den anderen Vorstandsmitgliedern zur Führung der Geschäfte der Gesellschaft und der dazugehörigen Tochtergesellschaften nach Maßgabe der gesetzlichen Bestimmungen, der Satzung, etwaiger Weisungen unter dem Beherrschungs- und Gewinnabführungsvertrag mit der Diebold Holding Germany Inc. & Co. KGaA, der vom Aufsichtsrat erlassenen Geschäftsordnung für den Vorstand und seiner Beschlüsse - soweit aktienrechtlich zulässig - in den jeweils geltenden Fassungen nach bestem Wissen und Können berechtigt und verpflichtet.

Dr. Wunram will be the chairman of the Mangement Board and shall have the right and duty to conduct the business of the Company and its subsidiaries jointly with the other members of the Management Board according to his best knowledge and skill and in accordance with the statutory provisions, potential directions issued under the domination and profit and loss transfer agreement with Diebold Holding Germany Inc. & Co. KgaA, the Articles of Association, the Rules of Procedure (Geschäftsordnung) of the Management Board adopted by the Supervisory Board and its resolutions - to the extent permitted under stock corporation law, each as amended from time to time.

Die Abgrenzung der Gesamtverantwortung für die Gesellschaft und der speziellen Ressortverantwortung ergibt sich aus der Geschäftsordnung für den Vorstand und dem jeweils gültigen Organisationsplan des Unternehmens.

The distinction between the joint responsibility for the Company and the individual responsibility for a specific area of responsibility is determined in the Rules of Procedure of the Management Board and the organization plan of the Company as applicable from time to time.

Herr Dr. Wunram trägt über die ihm übertragene Stellung als Vorsitzender des Vorstands hinaus die Mitverantwortung für die Belange des ganzen Unternehmens.	Besides his responsibility as chairman of the Management Board, Dr. Wunram is also jointly responsible for the concerns of the entire Company.
Es besteht Einverständnis darüber, dass die Geschäftsordnung für den Vorstand und der Organisationsplan nach den Unternehmenserfordernissen geändert werden können, ohne dass davon die übrigen vertraglichen Regelungen berührt werden. Der Stellung von Herrn Dr. Wunram ist dabei angemessen Rechnung zu tragen.

The parties agree that the Rules of Procedure of the Management Board and the organization plan may be amended if this is required for business reasons. Such amendments will not affect the other provisions of this Agreement and shall be made with due regard to the position of Dr. Wunram.

Die Vorstandsmitglieder informieren sich regelmäßig über die jeweiligen Ressortangelegenheiten.	The members of the Management Board shall keep themselves informed about any matters concerning the respective areas of responsibility on a regular basis.
Herr Dr. Wunram vertritt die Gesellschaft gemeinsam mit einem Vorstandsmitglied oder einem Prokuristen der Gesellschaft.	Dr. Wunram shall represent the Company jointly with another member of the Management Board or a holder of a general commercial power of attorney (Prokurist) of the Company.

Herr Dr. Wunram wird nach Aufforderung durch die Gesellschaft bei Unternehmen, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, neben den bereits ausgeübten Ämtern weitere Ämter als Geschäftsführer, Mitglied des Aufsichtsrates oder ähnliche Funktionen sowie Funktionen in Vereinigungen, denen die Gesellschaft angehört, übernehmen.

Dr. Wunram shall, at the request of the Company, assume, in addition to the offices already held by him, further offices as managing director, member of the supervisory board or similar functions in companies in which the Company holds a direct or indirect interest, as well as functions in associations in which the Company is a member.

Bei seinem Ausscheiden aus dem Vorstandsamt hat Herr Dr. Wunram die aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführerämter, Aufsichtsratsmandate oder ähnliche Funktionen sowie Funktionen in Vereinigungen zur Verfügung zu stellen. Auf Wunsch der Gesellschaft hat er sich dafür einzusetzen, dass eine andere von der Gesellschaft genannte Person an seine Stelle tritt. Herr Dr. Wunram ist jederzeit zur Niederlegung eines aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführeramtes, Aufsichtsratsmandates oder ähnlicher Funktionen sowie Ehrenämter verpflichtet, wenn er durch die Gesellschaft hierzu aufgefordert wird. Jeweils vor der Übernahme eines Amtes oder Mandates wird festgestellt, ob es sich bei dem Amt oder Mandat um eine aufgrund der Stellung in der Gesellschaft übernommene Tätigkeit handelt.

When ceasing to hold office as Management Board member, Dr. Wunram shall resign from any offices as managing director, supervisory board member or similar functions as well as from any functions in associations that he has assumed as a result of his position in the Company. At the request of the Company, he shall procure that he is replaced by another person specified by the Company. Dr. Wunram shall, at the request of the Company, resign at any time from any offices as managing director, supervisory board member or similar functions and from any honorary offices that he has assumed as a result of his position in the Company. Prior to the assumption of any office, it shall be determined whether such office is a function assumed as a result of the position in the Company.

§ 2 Tätigkeitsumfang und Nebenbeschäftigung	§ 2 Scope of Work and Secondary Employment
Herr Dr. Wunram hat seine ganze Arbeitskraft ausschließlich der Gesellschaft zu widmen und deren Interessen und Belange unter Beachtung größter Sorgfalt jederzeit zu wahren und zu fördern. Herr Dr. Wunram ist jedoch berechtigt, mit Zustimmung des Aufsichtsrates der Gesellschaft auch für die Diebold Nixdorf, Incorporated und/oder für mit der Diebold Nixdorf, Incorporated verbundene Unternehmen tätig zu werden. In diesem Fall ist Herr Dr. Wunram berechtigt, durchschnittlich 75% seiner Arbeitskraft auch für die Diebold Nixdorf, Incorporated zu verwenden.

Dr. Wunram shall dedicate his full work capacity exclusively to the Company and shall at any time preserve and promote the Company’s interests and concerns with greatest care. Dr. Wunram is, however, authorized, subject to the consent of the Supervisory Board of the Company, to provide services also to Diebold Nixdorf, Incorporated and/or affiliated companies of Diebold Nixdorf, Incorporated. In this case, Dr. Wunram is entitled to devote, on average, approximately 75% of his working capacity also to Diebold Nixdorf Incorporated.

Während der Dauer des Dienstverhältnisses ist jede entgeltliche selbständige oder unselbständige Nebenbeschäftigung und die Übernahme von Aufsichtsrats-, bzw. Beiratsämtern bei außenstehenden Unternehmen nur mit vorheriger schriftlicher Zustimmung des Vorsitzenden des Aufsichtsrates zulässig. Unentgeltliche Nebenbeschäftigungen und Ämter wird Herr Dr. Wunram vor Übernahme dem Vorsitzenden des Aufsichtsrates anzeigen.

For the term of this Service Agreement, each dependent or independent secondary employment against remuneration as well as the offices as member of a supervisory board or an advisory board in external companies may only be assumed with prior written approval of the chairman of the Supervisory Board. Dr. Wunram shall indicate to the chairman of the Supervisory Board any secondary employment and office without remuneration prior to its assumption.

Bei Veröffentlichungen und Vorträgen wird Herr Dr. Wunram stets die Interessen der Gesellschaft wahren und die Geheimhaltungspflicht beachten.	In publications and presentations Dr. Wunram shall always protect the interests of the Company and comply with the duty of confidentiality.

§ 3 Geheimhaltung, Herausgabe und Erfindungen	§ 3 Confidentiality, Return of Material and Inventions
Herr Dr. Wunram ist verpflichtet, alle ihm durch seine Tätigkeit zur Kenntnis gelangten vertraulichen Angelegenheiten der Gesellschaft sowie der mit ihr verbundenen Unternehmen und ihrer Geschäftspartner, insbesondere Betriebs- oder Geschäftsgeheimnisse, geheim zu halten. Die Geheimhaltungspflicht besteht nach dem Ausscheiden aus der Gesellschaft fort. Im Rahmen des rechtlich Zulässigen und sofern nicht vom Aufsichtsrat ausdrücklich anders beschlossen und verlangt darf Herr Dr. Wunram entsprechende Informationen auch im Rahmen seiner Tätigkeit für die Diebold Nixdorf, Incorporated und/oder für mit der Diebold Nixdorf Incorporated verbundene Unternehmen verwenden und weitergeben.

Dr. Wunram shall keep secret any confidential matters of the Company and of any of its affiliates and business partners, in particular trade and business secrets, that have become known to him as a result of his work. To the extent legally permissible and unless expressly resolved and requested otherwise by the Supervisory Board Dr. Wunram is entitled to use and disclose respective information in connection with its services for Diebold Nixdorf, Incorporated and/or affiliated companies of Diebold Nixdorf, Incorporated.

Herr Dr. Wunram ist verpflichtet, alle seine dienstliche Tätigkeit betreffenden Schriftstücke einschließlich seiner eigenen Aufzeichnungen geschäftlicher Art sowie entsprechende Daten als anvertrautes Eigentum der Gesellschaft zu behandeln, sorgfältig unter Verschluss zu halten und bei Beendigung des Dienstverhältnisses unaufgefordert und vollzählig der Gesellschaft auszuhändigen. Ein Zurückbehaltungsrecht besteht insoweit nicht.

Dr. Wunram shall treat all documents concerning his duties under this Service Agreement, including his own records of a business nature and related data, as property of the Company that has been entrusted to him, shall keep them carefully under lock and key, and shall, without being requested to do so, return all such documents, records and data to the Company upon termination of this Service Agreement. There shall be no right of retention with regard to such documents, records and data.

Herr Dr. Wunram ist verpflichtet, etwaige Erfindungen im Sinne des Gesetzes über Arbeitnehmererfindungen der Gesellschaft unverzüglich schriftlich mitzuteilen. Die Gesellschaft ist berechtigt, innerhalb einer Frist von vier Monaten nach dieser Mitteilung zu erklären, ob und in welchem Umfang sie die Erfindungen in Anspruch nimmt. Für den Fall einer Inanspruchnahme der Erfindung erhält Herr Dr. Wunram eine Vergütung in entsprechender Anwendung der Bestimmungen des Gesetzes über Arbeitnehmererfindungen und den hierzu ergangenen Vergütungsrichtlinien.

Dr. Wunram shall, without undue delay, give written notice to the Company of any inventions within the meaning of the German Act on Employee Inventions (Gesetz über Arbeitnehmererfindungen). Within a period of four months as of receipt of such notice, the Company shall be entitled to declare whether and to what extent it claims the inventions. If the Company claims an invention, Dr. Wunram shall receive a compensation in accordance with the German Act on Employee Inventions and the compensation guidelines issued thereunder which apply mutatis mutandis.

§ 4 Vergütung, Arbeitsunfähigkeit und Tod	§ 4 Remuneration, Incapacity for Work and Death
Herr Dr. Wunram erhält eine Jahreszielvergütung, die sich aus einer jährlichen festen Vergütung (Fixum) in Höhe von brutto EUR 535.000,-- (in Worten: EURO Fünfhundertfünfunddreißigtausend), einer kurzfristig variablen Vergütung in Höhe von brutto EUR 535.000,-- (in Worten: EURO Fünfhundertfünfunddreißigtausend) sowie einer langfristig variablen Vergütung in Höhe von brutto EUR 1.070.000,-- (in Worten: EURO eine Million und Siebzigtausend) wie nachfolgend geregelt zusammensetzt. Das jährliche Festgehalt ist in zwölf gleichen Raten jeweils zum Ende des Kalendermonats zahlbar.

Dr. Wunram shall receive an annual target remuneration which comprises an annual fixed remuneration (“Fixum”) in the amount of EUR 535,000.00 (in words: euro five hundred thirty-five thousand), a short-term variable remuneration in the amount of EUR 535,000.00 (in words: euro five hundred thirty-five thousand) as well as a long-term variable remuneration in the amount of EUR 1,070,000.00 (in words: euro one million and seventy thousand) as set out below. The annual fixed remuneration is payable by twelve equal instalments, in each case to the end of the calendar month.

Herr Dr. Wunram erhält einen monatlichen Zuschuss in Höhe der jeweiligen Hälfte der Beiträge zu seiner bestehenden Kranken- und Pflegeversicherung sowie der Höhe der jeweiligen Hälfte des Höchstbetrages der gesetzlichen Rentenversicherung. Der Beitrag zur Kranken- und Pflegeversicherung kann maximal die Höhe der Hälfte der gesetzlichen Kranken- und Pflegeversicherung betragen.

Dr. Wunram shall receive a monthly subsidy equivalent to the respective half of the contributions to his existing health and long-term care insurance as well as equivalent to the respective half of the maximum amount of the statutory pension insurance. The maximum contribution to the health and long-term care insurance amounts to the equivalent of the half of the contributions to the statutory health and long-term care insurance.

Zu Beginn eines jeweiligen Geschäftsjahres bzw., soweit abweichend, eines jeweiligen (maximal einjährigen) Tantiemezeitraums, werden von Herrn Dr. Wunram und dem Aufsichtsrat gemeinsam Zielvorgaben für die kurzfristig variable Vergütung gemäß § 4 Abs. (1) definiert. Soweit nicht der Aufsichtsrat abweichendes beschließt, gelten unter Berücksichtigung von § 4 Abs. (4) die Ziele und Zielvorgaben, die die Diebold Nixdorf, Incorporated für die kurzfristig variable Vergütung festgelegt und dem Aufsichtsrat mitgeteilt hat.

At the beginning of each fiscal year, or, in case deviating, each bonus period (of one year maximum) the Supervisory Board and Dr. Wunram jointly define targets for the short-term variable remuneration set forth in section 4 para (1). Unless resolved otherwise by the Supervisory Board, subject to section 4 para (4) the targets and achievement threshold set and notified to the Supervisory Board by Diebold Nixdorf, Incorporated for the short-term variable remuneration shall apply.

Bei voller Erfüllung der vereinbarten Zielvorgaben (100%) gemäß § 4 Abs. (3) oben erhält Herr Dr. Wunram die kurzfristig variable Vergütungskomponente (Tantieme) in Höhe von brutto EUR 535.000,-- (in Worten: EURO Fünfhundertfünfunddreißigtausend). Die Tantiemezahlung ist nach Feststellung des für die Zielvorgaben relevanten Abschlusses durch den Aufsichtsrat festzusetzen und fällig. Bei Über- oder Unterschreiten der vereinbarten Zielvorgaben richtet sich die Höhe der geschuldeten Tantieme, soweit nicht der Aufsichtsrat ein anderes beschließt, nach den von der Diebold Nixdorf, Incorporated gemäß § 4 Abs. 3 dieses Vorstandsanstellungsvertrages mitgeteilten Zielen und Zielvorgaben. Sind nach den Vorgaben die Voraussetzungen für die Zahlung einer Tantieme nicht erfüllt, entscheidet der Aufsichtsrat über eine etwaige Tantieme nach billigem Ermessen.

If the targets agreed in accordance with section 4 para 3 above are met in full (100%), Dr. Wunram shall receive the short-term variable remuneration component (bonus) in the gross amount of EUR 535,000.00 (in words: euro five hundred thirty-five thousand). The bonus shall be payable upon adoption of the financial statements relevant for the determination of the target achievement. In case of an overrun or shortfall of the agreed targets, the amount of the owed bonus shall, unless resolved otherwise by the Supervisory Board, be determined in accordance with the targets and achievement thresholds notified by Diebold Nixdorf, Incorporated pursuant to section 4 para (3) of this Management Board Member’s Service Agreement. If, pursuant to these rules, the prerequisites for a bonus pay-out are not met, the supervisory board decides on a potential bonus in its reasonable discretion.

Die Gesellschaft steht dafür ein, dass die Konzernobergesellschaft Diebold Nixdorf, Incorporated Herrn Dr. Wunram als Vergütungskomponente mit langfristiger Anreizwirkung Restricted Stock Units, Stock Options und Performance Stock Units gemäß dem „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. ab dem Jahr 2018 nach dem „2017 Equity and Performance Incentive Plan“, sofern dieser von der Hauptversammlung der Diebold Nixdorf, Incorporated beschlossen wird, unter Festsetzung angemessener Erfolgsziele (soweit relevant) gewährt. Anderenfalls wird die Gesellschaft Herrn Dr. Wunram im Wege eines entsprechenden Barausgleichs so stellen, als sei die langfristige Vergütungskomponente gemäß vorstehendem Satz 1 dieses § 4 Abs. (5) gewährt worden. Herr Dr. Wunram verpflichtet sich, während der Laufzeit dieses Vorstandsanstellungsvertrages die ihm jährlich zugeteilte Vergütungskomponente mit langfristiger Anreizwirkung zu erwerben.

The Company shall ensure that as long-term incentive remuneration component the top-parent company Diebold Nixdorf, Incorporated will restricted stock units, stock options and performance stock units to Dr. Wunram in accordance with the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ and, commencing in the year 2018, in accordance with the „2017 Equity and Performance Incentive Plan“ (if approved by the shareholders meeting of Diebold Nixdorf, Incorporated) with reasonable performance targets, if applicable. Otherwise the Company shall put Dr. Wunram in a position as if long-term variable remuneration had been granted pursuant to the preceding sentence 1 of this sections 4 para (5) by granting Dr. Wunram a respective cash award. During the term of this Management Board Member’s Service Agreement, Dr. Wunram shall acquire all long-term variable remuneration components that have been annually allocated to him.

Etwaige Vergütungen, die Herrn Dr. Wunram aus Tätigkeiten gemäß § 1 Abs. (7) zufließen, werden auf das Festgehalt nach Abs. (1) angerechnet.	Possible remunerations which Dr. Wunram receives for his activities according to section 1 para. 7 shall be credited against the fixed remuneration according to para. 1.

Mit der vorstehend geregelten Vergütung ist - abgesehen von der Altersversorgungszusage gemäß § 8, den abgeschlossenen Versicherungen gemäß § 7 und der Privatnutzung des Dienstfahrzeuges - die gesamte Tätigkeit von Herrn Dr. Wunram für die Gesellschaft und ihre Tochterunternehmen abgegolten. Insbesondere besteht kein Anspruch auf Vergütung von Mehrarbeit. Vergütung, die Herr Dr. Wunram auf Basis einer mit der Diebold Nixdorf, Incorporated geschlossenen Anstellungsvereinbarung oder aufgrund einer Vereinbarung mit einem mit der Diebold Nixdorf, Incorporated verbundenen Unternehmen tatsächlich gezahlt bzw. ausgegeben wurde, ist, sofern nicht der Aufsichtsrat abweichendes beschließt, auf die in § 4 Abs. (1) vereinbarte Vergütung mit der Maßgabe anzurechnen, dass ein gewährtes Festgehalt nur auf das in diesem Vertrag vereinbarte Festgehalt, eine kurzfristige variable Vergütung nur auf die in diesem Vertrag vereinbarte kurzfristige variable Vergütung und eine Vergütungskomponente mit langfristiger Anreizwirkung nur auf die in diesem Vertrag vereinbarte langfristige Vergütungskomponente angerechnet wird. Außerordentliche Vergütungs- und Bonuszusagen der Diebold Nixdorf, Incorporated werden nicht auf die Vergütung nach diesem Vorstandsanstellungsvertrag angerechnet.

The remuneration as set out above shall - apart from pension commitment according to section 8, the taken out insurances according to section 7 and the private use of the company car - be deemed to cover the entire work of Dr. Wunram for the Company and its subsidiaries. In particular, there shall be no claim for remuneration with respect to additional work. Remuneration which Dr. Wunram actually receives based on a service agreement entered into with Diebold Nixdorf, Incorporated or an affiliated undertaking, shall, unless the Supervisory Board resolves otherwise, be credited against the remuneration provided for in this Management Board Member’s Service Agreement, provided that a granted fixed remuneration shall be credited only against the fixed remuneration set forth in section 4 para (1), a granted short-term remuneration shall be credited only against the short-term variable remuneration as agreed in this Management Board Member’s Service Agreement and a long-term variable remuneration shall be credited only against the long-term variable remuneration as agreed in this Management Board Member’s Service Agreement. Extraordinary remuneration and bonus awards made or granted by Diebold Nixdorf, Incorporated will not be credited against any remuneration under this Management Board Member’s Service Agreement.

Im Fall der Arbeitsunfähigkeit, die durch Krankheit oder aus einem anderen von Herrn Dr. Wunram nicht zu vertretenden Grund eintritt, erhält Herr Dr. Wunram für die Dauer von bis zu 18 Monaten ab Beginn der Arbeitsunfähigkeit, längstens bis zu seinem Ausscheiden aus der Gesellschaft, sein Festgehalt fortgezahlt. Tantiemeansprüche werden für sechs Monate ab Beginn der Erkrankung oder Verhinderung gezahlt, soweit die Ziele erreicht werden.

In case of incapacity for work caused by illness or by any other reason for which Dr. Wunram is not responsible, Dr. Wunram shall continue to receive his fixed remuneration for a period of up to 18 months as of beginning of the incapacity for work, such term expiring in any event if he leaves the Company. Bonuses shall be paid for a period of six months as of the beginning of illness or unavailability, as far as the targets have been achieved.

Nach Ablauf von 18 Monaten ab Beginn der Arbeitsunfähigkeit ist die Gesellschaft berechtigt, das Dienstverhältnis mit Herrn Dr. Wunram zum Ende eines jeden Monats unter vorzeitiger Auszahlung des Invalidenkapitals aus der beitragsorientierten Versorgungszusage der Diebold Nixdorf AG (siehe § 8 dieses Vertrages) zu beenden. Herr Dr. Wunram wird dabei mindestens so behandelt, als ob eine volle Erwerbsminderung im Sinne von Ziffer 2.2 der einschlägigen Versorgungsordnung vorläge. Der in der Versorgungsordnung geforderte Nachweis der vollen Erwerbsminderung ist somit nicht Anspruchsvoraussetzung. Auch auf die Erfüllung der in der Versorgungsordnung festgelegten Wartezeit kommt es nicht an. Im Übrigen ergeben sich die näheren Auszahlungsmodalitäten aus der Versorgungsordnung.

After the expiry of a period of 18 months as of the beginning of illness, the Company may terminate this Service Agreement with Dr. Wunram to the end of each calendar month, provided that in case of such termination the disability benefits based on the contribution-defined pension commitment of Diebold Nixdorf AG (confer section 8 of this Service Agreement). In such case, Dr. Wunram shall be treated, as if his earning capacity was fully reduced within the meaning of number 2.2 of the applicable pension scheme. The proof of the total reduction of earning capacity required by the pension scheme shall, therefore, not be a precondition for a claim. The fulfilment of the waiting period provided in pension scheme shall also not be relevant. Apart from that, details on the payment modalities are provided in the pension scheme.

Im Fall des Todes des Herrn Dr. Wunram haben seine Witwe und seine minderjährigen Kinder Anspruch auf Fortzahlung der Vergütung für einen Zeitraum von sechs Monaten, beginnend mit dem Ende des Monats, in dem Herr Dr. Wunram verstorben ist. Daneben haben sie Anspruch auf anteilige Bonuszahlung, sofern die Voraussetzungen hierfür bis zum Tode des Herrn Dr. Wunram pro rata temporis erfüllt waren.

In the event of death of Dr. Wunram, his widow and his minor children are entitled to continued payment of remuneration for a period of six months as of the end of the month in which Dr. Wunram died. Apart from that, they are entitled to bonus payments on a pro rata basis, if the requirements for this have been fulfilled pro rata temporis until the death of Dr. Wunram.

§ 5 Urlaub	§ 5 Vacation
Herr Dr. Wunram hat Anspruch auf bezahlten Jahresurlaub von 30 Arbeitstagen pro Kalenderjahr. Die Urlaubszeit ist im Einvernehmen mit den übrigen Vorstandsmitgliedern abzustimmen. Zur Abdeckung ganztägiger Abwesenheiten stehen Herrn Dr. Wunram neben dem Kalenderjahresurlaub je Geschäftsjahr bis zu 5 weitere freie Tage (z. B. zur Abdeckung etwaiger sog. „Brückentage“) zur Verfügung.

Dr. Wunram is entitled to 30 days of annual vacation with pay per calendar year. The timing of the vacation shall be agreed with the other members of the Management Board. To cover full-day absences Dr. Wunram is entitled to 5 further days off per business year in addition to his calendar annual vacation (e.g. to cover possible so called “bridging days”).

Im Rahmen der unternehmerischen Verantwortung kann Herr Dr. Wunram unabhängig von einer formellen Beantragung und Genehmigung frei über den jährlichen Urlaub sowie die zusätzlichen fünf freien Tage verfügen. Eine Abwesenheitserfassung ist insofern nicht erforderlich und beschränkt sich auf ganztägige Abwesenheiten wegen Krankheit. Der Kalenderjahresurlaubsanspruch gilt - insbesondere für den Fall des Ausscheidens - als pro rata temporis geltend gemacht und erfüllt. Im Falle des Ausscheidens wird dabei auf volle Urlaubstage aufgerundet.

Within the scope of his entrepreneurial responsibility, Dr. Wunram may take vacation time at its absolute discretion, regardless of any formal application and approval. Insofar, no absence for vacation needs to be recorded and only full-day absences for sickness shall be recorded. The entitlement to the annual vacation for the calendar year shall be deemed to be claimed and fulfilled pro rata temporis, in particular in case of termination. In case of termination, it shall be rounded up to full vacation days.

§ 6 Wettbewerbsverbot	§ 6 Non-compete Obligation
Herr Dr. Wunram unterliegt dem Wettbewerbsverbot des § 88 AktG. Es ist ihm insbesondere untersagt, ohne vorherige schriftliche Zustimmung des Vorsitzenden des Aufsichtsrates für ein Unternehmen für eigene oder fremde Rechnung tätig zu werden, welches mit der Gesellschaft in Wettbewerb steht oder ein solches Unternehmen zu errichten oder sich hieran zu beteiligen. Die Regelungen in § 2 Abs. (1) dieses Vorstandsanstellungsvertrages bleiben unberührt.

Dr. Wunram is subject to the non-compete obligation provided in section 88 of the German Stock Corporation Act (Aktiengesetz - AktG). He may not, without prior written approval of the chairman of the Supervisory Board, act for another company for its own account or for the account of a third party which competes with the Company or to incorporate or participate in such company. The provisions set forth in section 2 para (1) of this Management Board Member’s Service agreement remain unaffected.

§ 7 Versicherungen	§ 7 Insurances
Die Gesellschaft schließt folgende Versicherungen ab:	The Company will take out the following insurances:

Unfallversicherung zugunsten von Herrn Dr. Wunram mit Versicherungssummen von EUR 300.000,-- für den Todesfall und bis zu max. EUR 600.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad). Bei Dienstreisen für das außereuropäische Ausland erhöht sich der Versicherungsschutz um EUR 150.000,-- für den Todesfall und um EUR 300.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad).

Accident insurance for the benefit of Dr. Wunram with a sum insured of EUR 300,000.00 in case of death and up to EUR 600,000.00 in case of disability (depending on the degree of disability). For business-related travel outside Europe, the insurance coverage is increased by EUR 150,000.00 in case of death and by EUR 300,000.00 in case of disability (depending on the degree of disability).

Im Rahmen der vorbezeichneten Unfallversicherung werden die Ehefrau und die minderjährigen Kinder wie folgt mitversichert:	The aforementioned accident insurance also covers the spouse and the minor children as follows:
Ehefrau: Versicherungssummen von EUR 75.000,-- für den Todesfall und bis zu max. EUR 150.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad)	Spouse: sum insured of EUR 75,000.00 in case of death and up to 150,000.00 in case of disability (depending on the degree of disability).
jedes Kind: Versicherungssummen von EUR 25.000,-- für den Todesfall und bis zu max. EUR 150.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad)	Each child: sum insured of EUR 25,000.00 in case of death and up to EUR 150,000.00 in case of disability (depending on the degree of disability)
Bei Buchung von Flugkarten über die Gesellschaft tritt eine zusätzliche Fluggast-Unfallversicherung über eine Versicherungssumme von EUR 375.000,-- bei Tod oder Invalidität in Kraft.	When flight tickets are booked through the Company, an additional air passenger accident insurance with a sum insured of EUR 375,000.00 in case of death or disability applies.
Die Gesellschaft wird für Herrn Dr. Wunram folgende weitere Versicherungen abschließen und für die Dauer der Vorstandstätigkeit unterhalten:	The Company will implement the following additional insurances for the benefit of Dr. Wunram and will maintain such insurances during the term of the mandate:
Dienstreise-Unfallversicherung	Business travel accident insurance
Auslands-Reisekrankenversicherung	Foreign travel health insurance
Reisegepäck-Versicherung	Baggage insurance
Verkehrsrechtsschutz-Versicherung für Dienstreisen	Motor legal protection insurance for business travel
Privathaftpflicht-Versicherung	Private liability insurance
Eigenständige lokale Directors and Officers-Versicherung der Gesellschaft zur Absicherung gegen Risiken aus der persönlichen Haftung des Vorstandsmitglieds mit einem Selbstbehalt von 10% des Schadens bis zur Höhe des Eineinhalbfachen der festen jährlichen Vergütung des Vorstandsmitglieds; die Gesellschaft verpflichtet sich, den Schutz der vorstehend genannten oder einer dem Umfang und der Höhe nach gleichwertigen eigenständigen und lokalen D&O-Versicherung der Gesellschaft, vor der die gesamte Tätigkeit von Herrn Dr. Wunram für die Gesellschaft umfasst ist, für einen Zeitraum von mindestens zehn Jahren nach der Beendigung der Mitgliedschaft im Vorstand der Gesellschaft aufrechtzuerhalten.

Directors and officers liability insurance to cover risks arising from the personal liability of the Management Board member with a deductible of 10% of the damage up to one and a half times the fixed annual remuneration of the Management Board member; the Company shall ensure that insurance coverage under the aforementioned D&O policy (or another independent and local policy of the Company equivalent in scope and coverage) covering the entire services rendered by Dr. Wunram for the Company shall be maintained for a period of not less than ten years following any termination of the membership in the Management Board.

Die auf die Versicherungsprämien der vorgenannten Versicherungen anfallende Einkommensteuer trägt Herr Dr. Wunram. Bezugsberechtigt sind Herr Dr. Wunram bzw. die von ihm schriftlich benannten Personen.

The income tax on the insurance premiums for the aforementioned insurances shall be borne by Dr. Wunram. The beneficiaries of the aforementioned insurances are Dr. Wunram and the persons specified by him in writing.

§ 8 Betriebliche Altersversorgung	§ 8 Company Pension Scheme
Gemäß der jeweils in der Wincor Nixdorf International GmbH geltenden Versorgungsrichtlinie, welche auch für die Diebold Nixdorf AG gilt, erhält Herr Dr. Wunram Leistungen der betrieblichen Altersversorgung. Die wesentlichen Regelungsinhalte der aktuell geltenden Versorgungsrichtlinie 2006 vom 22.06.2006 sind in einem Merkblatt zur betrieblichen Altersversorgung in der Wincor Nixdorf International GmbH zusammengefasst (Anlage 3). Herr Dr. Wunram erhält für jedes volle Beschäftigungsjahr einen Versorgungsbeitrag in Höhe von EUR 100.000,--.

In accordance with the pension directive of Wincor Nixdorf International GmbH, as applicable from time to time, which is also applicable for Diebold Nixdorf AG, Dr. Wunram shall be entitled to benefits under the company pension scheme. The substantial contents of the pension directive 2006 dated June 22, 2006 which is currently applicable are summarized in a leaflet regarding the company pension scheme at Wincor Nixdorf International GmbH (Annex 3). Dr. Wunram shall receive a benefit contribution in the amount of EUR 100,000.00 for each completed year of employment.

§ 9 Aufhebung bisheriger Vertragsverhältnisse / Dauer und Beendigung des Dienstverhältnisses	§ 9 Termination of Previous Employments / Term and Termination of this Service Agreement
Dieser befristete Vorstandsanstellungsvertrag läuft ab dem Zeitpunkt der Bestellung zum Vorstand der Gesellschaft für drei Jahre und kann während dieses Zeitraumes nicht ordentlich gekündigt werden. Er endet mit Ablauf des Drei-Jahreszeitraums, ohne dass es einer Kündigung bedarf.

This fixed-term Management Board Member’s Service Agreement shall be effective as from the time of appointment as member of the Management Board of the Company for a period of three years and cannot be ordinarily terminated during this period. It terminates automatically upon expiry of the three-year period without a termination notice being required.

Der Vorstandsanstellungsvertrag kann in beiderseitigem Einvernehmen im Rahmen der gesetzlich zulässigen Zeitdauer verlängert werden. Hierzu bedarf es eines Aufsichtsratsbeschlusses über die Verlängerung der Bestellung zum Vorstandsmitglied, der frühestens ein Jahr, spätestens aber sechs Monate vor Ablauf der bisherigen Amtszeit gefasst werden soll. Soweit im Fall der Verlängerung nicht ausdrücklich etwas anderes vereinbart wird, gelten die zuletzt schriftlich niedergelegten Vertragsinhalte weiter.

The term of the Management Board Member’s Service Agreement may be extended by mutual agreement between the parties up to the maximum term permitted by law. Such extension requires a resolution of the Supervisory Board on the extension of the appointment as Management Board member which shall be adopted not earlier than one year but not later than six months prior to the expiry of the previous term of office. In case of an extension, unless expressly agreed otherwise, the terms previously agreed in writing shall continue to apply.

Dieser Vorstandsanstellungsvertrag kann jederzeit auch ohne Einhaltung einer Frist außerordentlich aus wichtigem Grund gekündigt werden. Wichtiger Grund ist eine schwere Verletzung vertraglicher Pflichten durch die andere Vertragspartei.

This Management Board Member’s Service Agreement may be terminated for cause at any time without giving prior notice. A termination for cause shall be possible in case of a severe violation of contractual duties by the other party.

Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform. Eine Kündigung durch Herrn Dr. Wunram bedarf des Zugangs gegenüber dem Vorsitzenden des Aufsichtsrates.	Each termination must be in writing in order to be effective. A termination by Dr. Wunram requires receipt of termination by the chairman of the Supervisory Board.

Für den Fall der Kündigung, der Amtsniederlegung, der Abberufung sowie einer einvernehmlichen Beendigung dieses Vorstandsanstellungsvertrages gilt hinsichtlich der Vergütung Folgendes:
In the event of the unilaterally declared termination, resignation, revocation as well as in the event of a mutually agreed termination of this Management Board Member’s Service Agreement the following shall apply with respect to the remuneration:

Soweit Herr Dr. Wunram sein Amt ohne wichtigen Grund niederlegt, erhält er ab dem Zeitpunkt des Wirksamwerdens der Niederlegung bis zum Vertragsende kein Festgehalt (Fixum) und auch keine variable Vergütung mehr, das heißt weder eine Tantieme (= kurzfristig variabler Vergütungsbestandteil) noch eine Aktien bezogene Vergütung (= langfristig variabler Vergütungsbestandteil). Langfristig variable Vergütungen, die an Herrn Dr. Wunram vor der Amtsniederlegung ausgegeben worden sind, können jedoch zum Ende einer etwaigen Haltefrist noch ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen. In Bezug auf langfristige variable Vergütungen, die an Herrn Dr. Wunram vor der Amtsniederlegung für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.

if Dr. Wunram resigns from his office without cause, he shall as from the effectiveness of the resignation until the expiry of this Service Agreement neither receive a fixed remuneration (”Fixum”) nor a variable remuneration, i.e. neither a bonus (= short-term variable remuneration component) nor a stock related remuneration (= long-term variable remuneration component). Long-term variable remunerations which have been issued to Dr. Wunram prior to the resignation can, however, be exercised at the end of a potential lock-up period if the other vesting requirements are fulfilled. In relation to any long-term remuneration that has been awarded to Dr. Wunram prior to his resignation and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.

Soweit Herr Dr. Wunram sein Amt aus wichtigem Grund entsprechend § 626 BGB niederlegt, erhält er ab diesem Zeitpunkt bis zum Vertragsende als Vergütung sein bisheriges Festgehalt (Fixum) ohne variable Vergütung. Langfristig variable Vergütungen, die an Herrn Dr. Wunram vor der Amtsniederlegung ausgegeben worden sind, können jedoch zum Ende einer etwaigen Haltefrist noch ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen. In Bezug auf langfristige variable Vergütungen, die an Herrn Dr. Wunram vor der Amtsniederlegung für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.

if Dr. Wunram resigns from his office for cause according to section 626 of the German Civil Code (Bürgerliches Gesetzbuch - BGB), he shall as from the termination until to the expiry of this Service Agreement receive as remuneration his previous fixed remuneration (“Fixum”) without variable remuneration. Long-term variable remunerations which have been issued to Dr. Wunram prior to the resignation can, however, be exercised at the end of a potential lock-up period if the other vesting requirements are fulfilled. In relation to any long-term remuneration that has been awarded to Dr. Wunram prior to his resignation and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.

Wird dieser Vertrag von der Gesellschaft aus wichtigem Grund i.S.d. § 626 BGB mit oder ohne Auslauffrist gekündigt, erhält Herr Dr. Wunram für das laufende Geschäftsjahr sowie für die etwaige Auslauffrist keine variable Vergütung mehr.

if this Service Agreement is terminated by the Company for cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch - BGB), either with or without phasing-out period, Dr. Wunram shall not receive a variable remuneration for the current business year and for a possible phasing-out period.

Für den Fall (i) der vorzeitigen Beendigung der Vorstandstätigkeit durch Widerruf der Bestellung ohne einen von Herrn Dr. Wunram zu vertretenden wichtigen Grund im Sinne des § 626 BGB, der die Gesellschaft zur Kündigung des Vorstandsanstellungsvertrages berechtigen würde, (ii) dass Herr Dr. Wunram als Mitglied des Board of Directors oder des sog. Executive Committee der Diebold Nixdorf, Incorporated ohne wichtigen Grund abberufen wird, (iii) dass Herr Dr. Wunram seine Mitgliedschaft im Board of Directors oder im Executive Committee auf Wunsch der Diebold Nixdorf, Incorporated beendet, (iv) dass seine Aufgaben als Mitglied des Executive Committee der Diebold Nixdorf, Incorporated ohne seine Zustimmung im Vergleich zu den durch Schreiben der Diebold Nixdorf, Incorporated vom 30.03.2017 festgelegten Aufgaben wesentlich geändert werden, und (v) im Falle einer einvernehmlichen Aufhebung dieses Vorstandsanstellungsvertrages, steht die Gesellschaft dafür ein, dass Herr Dr. Wunram - in den vorstehend unter (ii) bis (iv) genannten Fällen nur sofern er sein Vorstandsamt während der Laufzeit der Zusammenschlussvereinbarung vom 23. November 2015 niederlegt - eine einmalige Abfindung gemäß den Vorgaben des Senior Leadership Severance Plan der Diebold Nixdorf, Incorporated in der im Januar 2017 jeweils geltenden Fassung (SLSP) erhält, im Falle eines Ausscheidens bis zum 31. März 2018 jedoch mindestens eine Abfindung gemäß nachfolgenden Regelungen.

in the event of (i) a premature termination of the Management Board mandate by way of a revocation of the appointment without cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch - BGB) for which Dr. Wunram is responsible and which would entitle the Company to terminate this Management Board Member’s Service Agreement, (ii) Dr. Wunram being revoked as member of the board of directors or the so-called Executive Committee of Diebold Nixdorf, Incorporated without good reason, (iii) Dr. Wunram terminating his membership in the board of directors or the Executive Committee at the request of Diebold Nixdorf, Incorporated, (iv) a substantial change of his responsibilities as member of the Executive Committee of Diebold Nixdorf, Incorporated in comparison to the responsibilities provided for in the letter of Diebold Nixdorf, Incorporated dated March 30, 2017 without his consent and (v) in the event of a mutually agreed termination of this Management Board Member’s Service Agreement, the Company will ensure that Dr. Wunram shall receive - in the cases referred to above under (ii) through (iv) only if he resigns from office during the term of the business combination agreement dated November 23, 2015 - a one-time severance payment in accordance with the provisions of the Senior Leadership Severance Plan of Diebold Nixdorf, Incorporated as existent in January 2017 and as amended from time to time, provided, however, that in case of termination before March 31, 2018, a minimum severance shall be paid in accordance with the following provisions.

Herr Dr. Wunram enthält im Falle eines Ausscheidens bis zum 31. März 2018 als Abfindung mindestens das Zweifache der Summe aus dem Jahresfestgehalt gemäß § 4 Abs. 1, der jährlichen Zuschüsse gemäß § 4 Abs. 2, Versicherungsentgelte gemäß § 7, des Jahresbeitrages für die betriebliche Altersversorgung gemäß § 8 sowie des jährlichen geldwerten Vorteils aus der Nutzung des Firmenwagens gemäß § 11 des Vorstandsanstellungsvertrages sowie das 2-fache der kurzfristig und der langfristig variablen Vergütung gemäß § 4 Abs. 1 dieses Vorstandsanstellungsvertrages. Für die Zwecke der Berechnung der Abfindung ist die am 1. April 2017 geltende Fassung dieses Vorstandsanstellungsvertrages maßgeblich.

In case of a termination before March 31, 2018, Dr. Wunram shall receive as severance payment at minimum twice the total of the annual fixed remuneration according to section 4 para. 1, the annual subsidy according to section 4 para. 2, insurance premiums according to section 7, the annual contribution to the company pension scheme according to section 8 as well as the annual monetary benefits relating to the use of the company car according to section 11 of this Management Board Member’s Service Agreement as well as twice of the short-term and long-term variable remuneration according to section 4 para. 1 of this Management Board Member’s Service Agreement. For the purpose of calculating this severance, the Management Board Member’s Service Agreement as existent on April 1, 2017 shall be decisive.

Der gemäß vorstehendem Absatz bis zum 31. März 2018 vereinbarte Mindestbetrag der Abfindung ist grundsätzlich auf die Abgeltung der Restlaufzeit dieses Vorstandsanstellungsvertrages begrenzt. Beträgt zum Zeitpunkt der Aufhebung im Sinne des § 9 Abs. 5, Ziffer d) des Vorstandsanstellungsvertrages die Restlaufzeit desselben weniger als 2 Jahre, wird die Abfindung zeitanteilig berechnet. Es gilt die Regelung in Ziffer 4.2.3 Abs. 4 des Deutschen Corporate Governance Kodex. Diese Begrenzung der Abfindung auf die Restlaufzeit findet nicht statt, wenn sich die Höhe der Abfindung nach den Vorgaben des Senior Leadership Severance Plan der Diebold Nixdorf, Incorporated bestimmt.

The minimum severance payment agreed to be paid until March 31, 2018 pursuant to the preceding paragraph shall be limited to the compensation for the remaining term. If, at the time of the termination within the meaning of section 9 para. 5 lit. d) of this Management Board Member’s Service Agreement, the remaining term is less than 2 years, the severance payment will be calculated pro rata temporis. The provision in section 4.2.3 para. 4 of the German Corporate Governance Codex (Deutscher Corporate Governance Kodex) shall apply. In case the severance is to be determined in accordance with the Senior Leadership Severance Plan of Diebold Nixdorf, Incorporated, the severance will not be limited to the compensation of the remainder of the term.

Langfristig variable Vergütungen, die an Herrn Dr. Wunram vor der Beendigung seines Vorstandsanstellungsvertrages ausgegeben worden sind, verfallen nicht sondern können zum Ende einer etwaigen Haltefrist ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen. In Bezug auf langfristige variable Vergütungen, die an Herrn Dr. Wunram vor der Beendigung des Vorstandsanstellungsvertrages für den Zeitraum ab dem Jahre 2017 ausgegeben worden sind, gelten die Regelungen des „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ bzw. des „2017 Equity and Performance Incentive Plan“.

Long-term variable remunerations which have been granted to Dr. Wunram prior to the termination of his Management Board Member’s Service Agreement do not lapse but may be exercised at the end of any potential lock-up period if the other vesting requirements are fulfilled. In relation to any long-term remuneration that has been awarded to Dr. Wunram prior to the termination of this Management Board Member’s Service Agreement and in relation to periods commencing 2017, the rules set forth in the „Diebold Nixdorf, Incorporated 1991 Amended and Restated Equity Performance and Incentive Plan“ or, if applicable, in the „2017 Equity and Performance Incentive Plan“ shall apply.

Im Fall des Widerrufs der Bestellung sowie der Amtsniederlegung gemäß vorstehendem § 9 Abs. (5) d) ist Herr Dr. Wunram berechtigt, diesen Vorstandsanstellungsvertrag außerordentlich fristlos zu kündigen und die gemäß diesem § 9 Abs. (5) d) vorgesehene Abfindung zu erhalten.

In the event of the revocation of the appointment and in the event of the resignation from office as set forth above under section 9 para (5) d), Dr. Wunram is entitled to terminate this Management Board Member’s Service Agreement for cause without giving prior notice and is entitled to the severance as set forth in this section 9 para (5) d).

Bei einem auf das Geschäftsjahr bezogenen unterjährigen Ausscheiden werden die Vergütungsansprüche unter Berücksichtigung der vorstehenden Absätze zeitanteilig gewährt.	In case of an intra-year termination with regard to the business year, remuneration entitlements will be granted pro rata temporis in consideration of the preceding paragraphs.
Im Falle einer vorzeitigen Beendigung des Vorstandsamtes ist die Gesellschaft berechtigt, Herrn Dr. Wunram unter Berücksichtigung der vorstehenden Regelungen für eine etwaig verbleibende Restlaufzeit dieses Vorstandsanstellungsvertrages von der Pflicht zur Arbeitsleistung freizustellen.

In case of a premature termination of the office as member of the Management Board, the Company may, taking into account the preceding provisions, release Dr. Wunram from its duties to perform services for any potential remainder of a term of this Management Board Member’s Service Agreement.

Die Beendigung des Dienstverhältnisses oder eine Freistellung hat keine Auswirkung auf die nach diesem Vertrag fortbestehenden Verpflichtungen des Herrn Dr. Wunram.	The termination of this Service Agreement or a release from services has no effect on the continuing obligations of Dr. Wunram set forth in this Service Agreement.
Dieser Vorstandsanstellungsvertrag endet spätestens zum Ende des Monats, in dem Herr Dr. Wunram das 68. Lebensjahr vollendet.	This Management Board Member’s Service Agreement shall, at the latest, expire at the end of the month in which Dr. Wunram completes his 68th year of life.
§ 10 Auslagen	§ 10 Expenses
Reisekosten und sonstige Auslagen werden Herrn Dr. Wunram im Rahmen der steuerlich zulässigen Höchstbeträge vergütet. Im Einzelfall werden höhere Beträge gegen Nachweis erstattet. Die Reisekostenrichtlinie für Leitende Angestellte der Wincor Nixdorf International GmbH - welche ebenfalls in der Diebold Nixdorf AG Anwendung findet - gilt auch für Herrn Dr. Wunram.

Any travel and other expenses shall be reimbursed to Dr. Wunram up to the maximum amounts permitted for tax purposes. In the individual case, higher amounts may be reimbursed upon presentation of receipts. The business travel expenses policy for executives of Wincor Nixdorf International GmbH - which also applies at Diebold Nixdorf AG - also applies to Dr. Wunram.

§ 11 Dienstfahrzeug	§ 11 Company Car
Herr Dr. Wunram hat Anspruch auf ein Dienstfahrzeug der oberen Mittelklasse zur geschäftlichen und privaten Nutzung. Die Firmenwagenregelung für Mitglieder des Diebold Nixdorf Executive Boards kommt zur Anwendung (Anlage 4). Die private Nutzung unterliegt den anwendbaren steuerlichen Vorschriften.

Dr. Wunram is entitled to an upper mid-range company car for business and private use. The company car policy for members of the Diebold Nixdorf Executive Board is applicable. The private use is subject to the applicable tax provisions.

Mit Beendigung dieses Vorstandsanstellungsvertrages ist das Dienstfahrzeug an die Gesellschaft herauszugeben.	Upon termination of this Management Board Member’s Service Agreement the company car has to be returned to the Company.

§ 12 Schlussbestimmungen	§ 12 Miscellaneous
Änderungen, Ergänzungen und die Aufhebung dieses Vertrages bedürfen der Schriftform; auf die Schriftform kann nur schriftlich verzichtet werden.	Any amendments and additions to as well as the rescission of this Agreement shall be made in writing; this written form requirement may only be waived in writing.
Sofern im Rahmen der Beschäftigungsbedingungen für Mitarbeiter des Leitungskreises Vergünstigungen zuerkannt sind oder werden, die in diesem Vertrag nicht ausdrücklich geregelt sind, gelten diese Vergünstigungen während ihrer zeitlichen Geltung im Leitungskreis entsprechend auch für das Vorstandsmitglied als vereinbart.

If any benefits have or will be granted in the terms of employment for the employees of the management group (Leitungskreis) which are not expressly provided in this Service Agreement, such benefits shall be deemed to be agreed with the Management Board member for the period during which they apply in the management group (Leitungskreis).

Sollten einzelne Bestimmungen des Vertrages ganz oder teilweise ungültig oder undurchführbar sein oder ihre Rechtsgültigkeit später verliefen, bleibt der Vertrag im Übrigen gültig. Anstelle der unwirksamen oder undurchführbaren Bestimmung soll, soweit rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt haben würden, wenn sie die Unwirksamkeit oder Undurchführbarkeit der Regelung bedacht hätten.

Should any provisions of this Agreement be invalid or unenforceable in whole or in part or become invalid, the validity and enforceability of the remaining provisions of this Agreement shall not be affected. The invalid or unenforceable provision shall be deemed replaced, to the extent permitted by law, by another appropriate provision as comes closest to the economic result that the parties intended or would have intended had they been aware of the invalidity or unenforceability of the provision.

Als ausschließlicher Gerichtsstand für alle Streitigkeiten aus diesem Vertrag wird, soweit gesetzlich zulässig, der Sitz der Gesellschaft vereinbart. Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.

The exclusive place of jurisdiction for all disputes arising out of this Agreement shall be, to the extent permitted by law, the location of the Company’s registered office. This Agreement shall be governed by the laws of the Federal Republic of Germany.

Nur die deutsche Fassung dieses Vertrages ist maßgeblich und verbindlich.	Only the German Version of this agreement shall be authorative and binding.

Paderborn, den / this ____________ 2017	Paderborn, den / this ____________ 2017
__________________________________ Vorsitzender des Aufsichtsrates der / chairman of the supervisory board of Diebold Nixdorf AG	__________________________________ Dr. Jürgen Wunram